                                                                      EXHIBIT 15


November 12, 1999

The DII Group, Inc.
6273 Monarch Park Place
Niwot, Colorado

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of The DII Group, Inc. and subsidiaries for the periods ended October 3, 1999 and September 27, 1998, as indicated in our report dated November 12, 1999; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended October 3, 1999, is incorporated by reference in Registration Statement Nos. 33-73556, 33-90572, 33-79940, 333-10999, 333-11001, 333-11005 and 333-11007 on Forms S-8.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


/s/ DELOITTE & TOUCHE LLP


Denver, Colorado